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EXHIBIT NO. 99

                                USABancShares.com
                                  MEDIA RELEASE

                       USABancShares.com Merges Brokerage
                       Subsidiary with Bonds Online, Inc.

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          contact: Maureen Steady 215-569-4200 / MPS@USABancShares.com

Philadelphia, PA. June 2, 2000: USABancShares.com, Inc. (NASDAQ-"USAB") today announced that it has merged its brokerage subsidiary with Bonds Online, Inc., a privately held company headquartered in Seattle, Washington. Bonds Online provides a full range of content, portfolio management, analysis tools and other sector specific assets targeted to attract and serve the fixed income industry.

As a result of the merger, customers at Bonds Online will be able to complete trades instantly with online brokerage functionality designed for fixed income transactions. USABancShares.com will retain a 49% interest in the new company, which may choose to pursue a public offering in the future dependent upon market conditions, and will receive an immediate benefit from reduced quarterly operating overhead related to operating and marketing costs.

Ken Tepper, President and CEO for USABancS hares.com said "We're focusing entirely on growing our online banking enterprise. We're pleased to have found a great match for USACapital and its online operations, and I know the company will have an exciting future."

The new company will provide fixed income products and services to both institutional and retail clients. Through this merger, Bonds Online will now offer users access to research, bond market information and the ability to transact fixed income product trades. "As a result of the merger, we will now be able to integrate functionality with content, adding an important revenue component to our business model," said Sean Sweeney previously President & CEO of USACapital. Sweeney will retain his position with the new company and focus upon capital market initiatives and strategic opportunities.

Forward Looking Statements:
Some of the statements contained in this press release discuss future expectations, contain preliminary unaudited results of operations and financial condition and state other "forward looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example: general economic conditions, including their impact on capital expenditures; business conditions in the financial services industry; the regulatory environment, rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition with community, regional and national financial institutions; new services and products offered by competitors; and price pressures.